Exhibit 99.1

Investor Contact:
The Ruth Group
David Burke O: 646-536-7009 C: 917-618-2651 dburke@theruthgroup.com

Evoke Pharma Announces $4.5 Million At-The-Market Offering

Solana Beach, CA, July 20, 2016 – Evoke Pharma, Inc. (Nasdaq: EVOK) (the “Company”), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced that it has entered into definitive agreements with institutional investors for an offering of shares of common stock with gross proceeds of approximately $4.5 million in a registered direct offering. The closing of the offering is expected to take place on or about July 25, 2016, subject to the satisfaction of customary closing conditions.

In connection with the offering, the Company will issue approximately 1.8 million registered shares of common stock at a purchase price of $2.49375 per share. Concurrently in a private placement, for each share of common stock purchased by an investor, such investor will receive from the Company an unregistered warrant to purchase three-quarters of a share of common stock. The warrants have an exercise price of $2.41 share, will be exercisable immediately, and will expire five and a half years from the initial exercise date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent in connection with this offering.

The Company intends to use the net proceeds from the offering to conduct further analyses of the Phase 3 trial data of its product candidate, EVK-001, and assess continued development opportunities for this product candidate, to prepare for a potential FDA meeting, and for other working capital and general corporate purposes, and for the potential repayment of outstanding indebtedness under its loan and security agreement.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a shelf registration statement (File No. 333-200176). Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

The warrants and the shares of common stock underlying the warrants issued in the offering have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company will file a prospectus supplement with the SEC relating to such shares of common stock, and following such filing, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov, or from H.C. Wainwright & Co. by e-mailing placements@hcwco.com.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing EVK-001, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. EVK-001 is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through nasal administration. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” , or expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding Evoke’s expectations on the completion, timing and size of the offering and the anticipated use of proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering; potential remedies that may be exercised by Evoke’s secured lender in connection with defaults under the loan and security agreement; and other risks and uncertainties inherent in Evoke’s business, including those described in the company’s periodic filings with the SEC and the prospectus supplement and related prospectus for this offering filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.